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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE



               KEY COMPONENTS REPORTS SECOND QUARTER 2003 RESULTS


Tarrytown, N.Y. - August 14, 2003 - Key Components, LLC (CUSIP No. 9859Z US) ("Key Components", "KCLLC" or "the Company"), a leading manufacturer of custom-engineered essential componentry, today reported results for the three months ended June 30, 2003.


                                        Q2                                  YTD
                     -------------------------------------     ----------------------------------------
($ in thousands)       2003        2002         Change           2003        2002            Change
----------------     --------    --------   ---------------    --------    --------    -----------------
Net Sales            $ 49,247    $ 49,778   $ (531)   -1.1%    $ 98,084    $ 96,397    $  1,687     1.8%

Gross Profit         $ 18,507    $ 18,752     (245)   -1.3%    $ 36,057    $ 35,656         401     1.1%

Operating Income       8,172        8,933     (761)   -8.5%      15,532      16,145       (613)    -3.8%

EBITDA                 9,388       10,187     (799)   -7.8%      17,910      18,666       (756)    -4.1%

Net Income (Loss)    $ 2,874     $  3,030   $ (156)   -5.1%    $ 5,278     $ (3,065)   $  8,343   272.2%

Note: Financial results presented in this table should be read in conjuntion with the footnote text and financial table at the end of this press release.

Key Components reported revenues for the three months ended June 30, 2003 ("Quarter 2003") of approximately $49.3 million as compared to approximately $49.8 million for the three months ended June 30, 2002 ("Quarter 2002"). Gross profit for the Quarter 2003 decreased by approximately $245,000, or 1.3%, to approximately $18.5 million for the Quarter 2003 from approximately $18.8 million for the Quarter 2002. The decline in gross profit is a result of lower net sales as well as unfavorable product sales mix and acquisition related costs. For the six months ended June 30, 2003 ("Six Months 2003") the Company's revenues increased by approximately $1.7 million or 1.8%, to approximately $98.1 million, from approximately $96.4 million for the six months ended June 30, 2002 ("Six Months 2002"). For the Six Months 2003, gross profit increased by approximately $401,000 or 1.1%, from approximately $35.7 million to approximately $36.1 million.

EBITDA for the Quarter 2003 was approximately $9.4 million, representing a 7.8% decline compared to the Quarter 2002. The decline in EBITDA for the Quarter 2003 resulted primarily from lower net sales coupled with acquisition related costs. SG&A expenses for the Quarter 2003 increased approximately $529,000, or 5.5%, from approximately $9.6 million for the Quarter 2002, to approximately $10.1 million for the Quarter 2003. EBITDA for the Six Months 2003 was approximately $17.9 million, representing approximately a $756,000 decline compared to the Six Months 2002.


The Company conducts its operations through its two businesses, the manufacture and sale of electrical components and mechanical engineered components. The product offerings of the electrical components business ("EC") include specialty electrical components including, but not limited to, weather- and corrosion-resistant wiring devices and battery chargers; high-voltage utility switches, and transformer and power distribution products. The product offerings of the mechanical engineered components business ("MEC") consist primarily of medium security lock products and accessories, flexible shaft and remote valve control components, and turbocharger actuators and related components.

The Company evaluates its operating segments' performance and allocates resources among them based on profit or loss from operations before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA is not based on accounting principles generally accepted in the United States of America, but is the performance measure used by Company management to analyze and monitor the Company and is commonly used by investors and financial analysts to compare and analyze companies. This measure may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles.

Key highlights from the Company's two businesses include:

EC Business

The EC business experienced a 10.8% decline in net sales from approximately $32.7 million for the Quarter 2002 to approximately $29.2 million for the Quarter 2003. Gross profit for the EC business decreased by 4.2% for the Quarter 2003 as compared to the Quarter 2002. The EC business gross margin improved by 2.8%, resulting from changes in product sales mix and continuing benefits from productivity improvements in certain product lines. However, due to the lower sales for the Quarter 2003 as compared to the Quarter 2002, EBITDA declined approximately $328,000, or 5.3%, from approximately $6.2 million for the Quarter 2002 to approximately $5.9 million for the Quarter 2003.

MEC Business

The MEC business reported net sales for the Quarter 2003 of approximately $20.1 million versus approximately $17.0 million for the Quarter 2002. The business' net sales increased as a result of new product introductions in the turbocharger components product line and the impact of the Company's acquisition of mechanical components product line of Arens Controls, LLC ("Arens"), which was completed in March 2003. This growth was partially offset by continued weakness in the lock product line's end markets. EBITDA declined by approximately 7.9% to approximately $4.4 million for the Quarter 2003, from $4.8 million for the Quarter 2002. This decline in EBITDA is primarily attributable to the Company's lock product line whose markets continue to experience weak demand, as well as costs incurred during the transition and integration of the Arens acquisition.

Commenting on the Company's results, Robert B. Kay, President of Key Components, said, "KCLLC's solid year to date performance of approximately 2% sales growth with approximately 4% EBITDA decline was realized while making investments that will benefit the Company in the long term. Despite the ongoing challenge of unfavorable economic conditions in the manufacturing sector, KCLLC continues to effectively execute its business plan to provide above average growth opportunities through new product introductions, acquisitions and internal infrastructure investments. New product introduction helped our MEC business grow sales by 18% during our first two quarters. Additionally, we are on schedule with the shut down and integration of the recently acquired Arens operations into our flexible shaft production facility. We also continue to shift manufacturing operations of our Lock product line from Massachusetts to Mexico. Further, our new production facility in China is moving forward, notwithstanding the delays caused by the SARS virus. The Company should see benefits from these efforts commencing in the fourth quarter of this year. As we enter the second half of 2003, the company's financial position remains very strong and we are well positioned to further pursue strategic growth opportunities as they are developed."

Key Components is a leading manufacturer of custom-engineered essential componentry for application in a diverse array of end-use products. Operating through well known subsidiary companies with established brand names including Marinco, AFI, Guest Products, Turner Electric, Acme Electric, B.W. Elliott Mfg., Gits Mfg. Co., Hudson Lock and ESP Lock Products, the Company targets original equipment manufacturer ("OEM") markets where the Company believes its value-added engineering and manufacturing capabilities, along with its timely delivery, reliability, and customer service, enable it to differentiate the Company from its competitors and enhance profitability.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among other things, risks associated with consumer acceptance of the Company's product lines, risks associated with the introduction of new applications, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings. Key Components is an affiliate of Kelso & Co. of New York, New York and Millbrook Capital Management, Inc. of Millbrook, New York, both investment firms specializing in acquisitions and management services.

Key Components' Q2 2003 Earnings conference call is scheduled for Tuesday, August 19, 2003, 10:00AM ET. Interested parties may dial-in at (888) 428-4471 to participate, or access a recording of the call by dialing (800) 475-6701, access code 696138.

For further information, please contact:
Company:                                          Investor Relations:
Robert B. Kay                                     John Nesbett
President                                         Lippert/Heilshorn & Associates
                                                  (212) 838-3777
Keith A. McGowan                                  jgn@lhai.com
Chief Financial Officer
(914) 332-8088

-- Financial Tables Follow --

EBITDA is not based on accounting principles generally accepted in the United States of America, however, is presented to explain the impact of certain items and to provide a measure of the Company's operating performance in a way that management believes is commonly used by investors and financial analysts to analyze and compare companies. This measure may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles. In computation of the financial maintenance covenants under the Company's credit facility, the Company adjusts EBITDA for certain changes as defined in the agreement. The reconciliation from EBITDA to Net income is set forth below.


                        Selected Balance Sheet Highlights

($ in thousands)                June 30, 2003         December 31, 2002
----------------                -------------         -----------------
Total Assets                    $     195,330         $       192,714
Net Debt                              137,501                 141,408
Member's Equity                        30,222                  25,044
Total Liabilities and Equity    $     195,330         $       192,714

Note: The Company defines Net Debt as total outstanding debt including Letters of Credit less cash.


                       Select Income Statement Highlights

                                                      Q2                                                  YTD
                                --------------------------------------------       ------------------------------------------------
($ in thousands)                    2003        2002              Change              2003           2002               Change
----------------                ---------    ---------     -----------------       ---------       ---------      -----------------
Net Sales                       $  49,247   $  49,778      $  (531)    -1.1%       $  98,084       $  96,397      $ 1,687      1.8%
Cost of Goods Sold                 30,740      31,026         (286)    -0.9%          62,027          60,741        1,286      2.1%
                                ---------   ---------      -------   ------        ---------       ---------      -------   ------
Gross Profit                       18,507      18,752         (245)    -1.3%          36,057          35,656          401      1.1%

SG&A Expense                       10,108       9,579          529      5.5%          20,081          19,161          920      4.8%
Other                                 227         240          (13)    -5.4%             444             350           94     26.9%

                                ---------   ---------      -------   ------        ---------       ---------      -------   ------
Operating Income                $   8,172   $   8,933      $  (761)    -8.5%       $  15,532       $  16,145      $  (613)    -3.8%
                                =========   =========      =======   ======        =========       =========      =======   ======

EBITDA                          $   9,388   $  10,187      $  (799)    -7.8%       $  17,910       $  18,666      $  (756)    -4.1%

Depreciation & Amortization         1,216       1,254         (38)     -3.0%           2,378           2,521         (143)    -5.7%
  Expense
Interest Expense                    3,135       3,362         (227)    -6.8%           6,278           6,772         (494)    -7.3%
                                ---------    --------      -------   ------        ---------       ---------      -------   ------

Income before Income Taxes      $   5,037   $   5,571      $  (534)    -9.6%       $   9,254       $   9,373       $ (119)    -1.3%

Provision for Income Taxes          2,163       2,541         (378)   -14.9%           3,976           4,281         (305)    -7.1%
                                ---------   ---------      -------   ------        ---------       ---------      -------   ------

Income before Cumulative Adj
  for Change in
  Accounting Principle              2,874       3,030         (156)    -5.1%           5,278           5,092          186      3.7%

Cumulative Adjustment for
  Change in
  Accounting Principle          $       -   $       -      $     -      0.0%       $       -       $  (8,157)     $ 8,157    100.0%
                                ---------   ---------      -------   ------        ---------       ---------      -------   ------

Net Income (Loss)               $   2,874   $   3,030      $  (156)    -5.1%       $   5,278       $  (3,065)     $ 8,343    272.2%
                                =========   =========      =======   ======        =========       =========      =======   ======
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